Paulson Investment Company, Inc. Completes $13.98 Million Initial Public Offering for Vaughan Foods

PORTLAND, OR -- 06/28/2007 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced its completion of an initial public offering for Vaughan Foods, Inc. (NASDAQ: FOODU) (NASDAQ: FOOD) (NASDAQ: FOODW) (NASDAQ: FOODZ), raising gross proceeds of $13,975,000. The offering consisted of 2.15 million units of one share of common stock offered, one Class A warrant and one Class B warrant.

The initial unit offering price was $6.50 per unit. Initially trading only as a unit, the common stock and the warrants will begin trading separately on or about July 27, 2007. Once separate trading in the common stock and warrants begins, trading in the units will cease and the units will be delisted.

Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price, or $9.75. Each Class B warrant entitled its holder to purchase one share of common stock at an exercise price equal to 200% of the initial unit offering price, or $13.00. Following six months of trading and pursuant to a redemption notice issued at least 20 days prior to the intended redemption date, Vaughan Foods may redeem some or all of the Class A warrants at a price of $0.25 per warrant after they become separately tradable and after the closing price of its common stock has been at or above $9.75 for five consecutive trading days. In addition, anytime after six months of trading, the Company may redeem some or all of the Class B at a price of $0.25 per warrant after becoming separately tradable, presuming the Company has achieved gross revenues equal to or greater than $100 million, as confirmed by its independent auditor, for any period of four consecutive fiscal quarters preceding a 30-day redemption notice to shareholders.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers may only be made by means of a written prospectus. A copy of the final prospectus relating to the offering may be obtained from: Paulson Investment Company, Inc., 811 SW Naito Parkway, Suite 200, Portland, Oregon, 97204.

About Vaughan Foods, Inc.

Vaughan Foods makes meal preparation easy for salad lovers. The Company prepares refrigerated chicken, tuna, bean, and pasta salads, as well as fresh-cut produce (salad and salad mixes). At least three times a week, Vaughan Foods distributes its products to clients across 12 states in the Midwest, Southeast, and Southwest. Among its customers are restaurants, grocery store delis and food service businesses. The Company makes some 70 different salad products and processes 1-2 million pounds of salad each week.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
plcc@efcg.net